Exhibit 10.1

HERSHA HOSPITALITY TRUST

AMENDMENT NO. 1 TO THE
HERSHA HOSPITALITY TRUST 2012 EQUITY INCENTIVE PLAN

This Amendment No. 1 to the Hersha Hospitality Trust 2012 Equity Incentive Plan (the “Plan”) is adopted by the Board of Trustees of Hersha Hospitality Trust (the “Company”) on May 19, 2011, to be effective immediately upon approval of the Plan by the Company’s shareholders.

1.           Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Plan.

2.           Section 5.02 of the Plan is hereby amended by deleting in its entirety the first paragraph appearing in such section and replacing such deleted paragraph with the following:

“The maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of SARs and Options and the grant of Stock Awards and the settlement of Performance Shares, Dividend Equivalents and LTIP Awards is 7,500,000 shares.  The maximum aggregate number of shares of Common Stock that may be issued under this Plan as Stock Awards and in settlement of Performance Shares, Dividend Equivalents and LTIP Awards is 7,500,000 shares.  The maximum aggregate number of shares of Common Stock that may be issued under this Plan to any Participant is 5,000,000 shares.  The maximum aggregate number of shares of Common Stock that may be issued under this Plan, the maximum aggregate number of shares of Common Stock that may be issued as Stock Awards and in settlement of Performance Shares, Dividend Equivalents and LTIP Awards and the maximum aggregate number of shares of Common Stock that may be issued to any Participant shall be subject to adjustment as provided in Article XII.”